SUBORDINATION AGREEMENT

This Subordination Agreement is made as of March 21, 2011 by and among the undersigned creditor (“Creditor”) and Bridge Bank, National Association (“Bank”).

Recitals

A.           Vuzix Corporation, a Delaware corporation (“Borrower”), has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower, pursuant to that certain Loan and Security Agreement by and between Bank and Borrower dated as of March 21, 2011 as amended from time to time (the “Loan Agreement”).

B.           Creditor has extended loans or other credit accommodations to Borrower, as represented in that certain letter agreement by and between the Borrower and the Creditor dated as of December 21, 2009 and as amended on December 23, 2010 (the “Subordinated Debt Documents”).

C.           In order to induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future, pursuant to the Subordinated Debt Documents (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations); and (ii) all of Creditor’s security interests, if any, in Borrower’s property, to all of Bank’s security interests in the Borrower’s property.

Now, Therefore, the Parties Agree as Follows:

1.           Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as defined in that certain Loan Agreement, shall at all times be prior to the security interest of such Creditor.

2.           All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank, now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”).

3.           Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will such Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as (i) the Senior Debt is fully paid in cash, (ii) Bank has no commitment or obligation to lend any further funds to Borrower, and (iii) all financing agreements between Bank and Borrower are terminated.  Notwithstanding the foregoing, Creditor may receive each regularly scheduled payment of principal and interest with respect to the Subordinated Debt in accordance with the terms set forth in the letter agreement dated as of December 23, 2010 between Borrower and Creditor, as filed with the Securities and Exchange Commission on Form 8-K on December 23, 2010, provided that no Event of Default (as defined in the Loan Agreement) has occurred under the Loan Agreement which is continuing or would exist immediately after giving effect to such payment.

4.           Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

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5.           In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6.           Until the Senior Debt is fully paid in cash and Bank’s arrangements to lend any funds to Borrower have been terminated, Creditor irrevocably appoints Bank as such Creditor’s attorney in fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)           To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(ii)           To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

7.           Creditor shall affix a legend to any instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.  By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

8.           This Agreement shall remain effective for so long as Bank has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Bank under the Loan Agreement or otherwise.  If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Bank’s rights hereunder.  Creditor waives the benefits, if any, of Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9.           All necessary action on the part of the Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of the Creditor hereunder has been taken.  This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms.  The execution, delivery and performance of and compliance with this Agreement by Creditor will not (i) result in any material violation or default of any term of any of the Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation.

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10.           This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank.  This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

11.           This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.  Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.  CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.  If the jury waiver set forth in this section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Agreement or any of the transactions contemplated therein shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.

12.           This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.

13.           In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

14.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be amended only by written instrument signed by Creditor and Bank.  Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

“Bank”

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Dan Pistone

Title:	Senior Vice President

“Creditor”

VAST CORPORATION

By:	/s/ Wei Chuan Liao

Title:	President

The undersigned acknowledges and agrees to the terms of this Agreement.

“Borrower”

VUZIX CORPORATION

By:	/s/ Paul J. Travers

Title:	President and CEO

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